Exhibit 99. 2

Dear Retiree,

I understand your disappointment at not being able to participate in the proposed stock option exchange program.The sincere thoughts behind your management’s nominating you for options should not be dampened by the proxy proposal.

As an Agilent retiree, you did receive beneficial treatment of your stock options that other terminated employees do not receive. Specifically, when you retired, your unvested Agilent stock options had the vesting accelerated and the exercise period was extended to three years (or until the expiration date of the option, if earlier). Regular non-retiree employees who are terminated by the Company forfeit all unvested options upon termination and receive an industry-standard three months to exercise vested options. The downturn in the economy has made many stock options lose their value, but as a retiree, all of your options are vested and you do have a longer time than most to exercise your options if the market turns around.

As we stated in the proxy, our 1999 Stock Plan allows Agilent to grant options, stock appreciation rights and stock awards to regular employees, to encourage our employees to act as owners and help align their interests with those of shareholders. Because extending the stock option exchange program to retirees or other terminated employees would be inconsistent with the purpose of our Stock Plan, retirees and any other terminated employees will not be included in the Stock Option Exchange Program, should Agilent choose to implement it.

     This notice does not constitute an offer to holders of options to purchase Agilent common stock to exchange their options. The Stock Option Exchange Program may be commenced at such time as determined in the discretion of Agilent’s Compensation Committee, which may also choose not to implement the Stock Option Exchange Program. If the Stock Option Exchange Program is commenced, Agilent will provide option holders who are eligible to participate in the Stock Option Exchange Program with written materials explaining the precise terms and timing of the Stock Option Exchange Program. Persons who are eligible to participate in the Stock Option Exchange Program should read these written materials carefully when they become available because they will contain important information about the Stock Option Exchange Program. Agilent will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon the commencement of the Stock Option Exchange Program. Agilent stockholders and option holders will be able to obtain these written materials and other documents filed by Agilent with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission’s website at www.sec.gov.